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                                                                   EXHIBIT 10.11

                      FRIEDE & GOLDMAN INTERNATIONAL INC.

                 AMENDMENT NO. 1 TO 1997 EQUITY INCENTIVE PLAN


          Friede & Goldman International Inc., a Delaware corporation (the "Company"), hereby amends the Friede Goldman International Inc. 1997 Equity Incentive Plan (the "Plan").

          1. Paragraph 4(b) of the Plan is hereby amended and restated, in its entirety, as follows:

             (b) Each grant will specify its Option Price, which Option Price may not be less than 100% of the Market Value per Share on the Date of Grant except for any grants made prior to the date of the closing of the initial public offering of the Company's Common Stock, which grants may have an Option Price less than the Market Price per Share on the Date of Grant.

          2. Paragraph 11(b) of the Plan is hereby amended and restated to read, in its entirety, as follows:

             (b) On the day following the regular Annual Meeting of the Stockholders of the Company in each year that this Plan is in effect (commencing with the 1998 Annual Meeting of Stockholders), each Director who is in office on that day, who is not an employee of the Company or any of its subsidiaries on that day and who was not elected for the first time at such annual meeting shall automatically receive a Director Option for 1,000 shares of Common Stock.


          3. Defined terms used but not otherwise defined herein shall have the meanings set forth in the Plan.